Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Novelis Inc. of our report dated May 6, 2024, except for the effects of the share split discussed in Note 1 to the consolidated financial statements, as to which the date is May 28, 2024, relating to the financial statements and the effectiveness of internal control over financial reporting of Novelis Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

May 28, 2024